Exhibit 5.4

110 Fetter Lane London EC4A 1AY +44 20 7903 1000 tel +44 20 7903 0990 fax

To:	Willis Group Holdings Public Limited Company

51 Lime Street

London

EC3M 7DQ

England

15 August 2013

Dear Ladies and Gentlemen

Trinity Acquisition plc (the “Issuer”), U.S.$250,000,000 4.625% Senior Notes due 2023 and U.S.$275,000,000 6.125% Senior Notes due 2043 (collectively, the “Securities”)

1	INTRODUCTION

1.1	We have acted as legal advisers to the Issuer and Willis Investment UK Holdings Limited, TA I Limited and Willis Group Limited (the “English Guarantors” and together with the Issuer, the “English Companies”) on matters of English law in connection with an underwriting agreement governed by New York law between the Issuer, Willis Group Holdings Public Limited Company as a guarantor (the “Parent”), the English Guarantors and the other guarantors named therein and the several underwriters named in Schedule 1 thereto dated 8 August 2013 and an indenture governed by New York law in respect of the Securities between the Issuer, the Parent, the English Guarantors, the other guarantors named therein and Wells Fargo Bank, National Association as trustee, including guarantees by the English Guarantors (the “English Guarantees”) and the other guarantors named therein of the obligations of the Issuer under the Securities (the “Indenture”).

1.2	We have agreed to provide this letter to you on the conditions set out herein.

1.3	Nothing in this letter shall imply that we owe any duty of care to anyone other than the English Companies. By the provision of this letter to you we expressly do not adopt, and you may not assert that we owe you any duty of care to advise you as to the content, negotiation of or commercial and financial implications of the Indenture or any other documents referred to in the Indenture.

2	DOCUMENTS EXAMINED

In order to give this opinion we have only examined the Indenture (including the English Guarantees), and the documents and certificates listed in the schedule to this letter (together the “Documents”). We have relied upon the statements as to factual matters contained in each of the Documents. We express no opinion as to any agreement, instrument or other document other than as specified in this letter. In addition, we have not been instructed to make any enquiries concerning any of the parties to the Indenture (other than in respect of the English Companies) for the purposes of this opinion nor have we done so.

3	SCOPE OF OPINION

3.1	This opinion is given only with respect to English law in force at the date of this opinion as applied by English courts. We have not been instructed to make, and have not instigated, investigation of and give no opinion as to the laws of any other jurisdiction or the application of English or any other law by any other courts or on the enforceability of judgments of any other courts.

3.2	We express no opinion as to the effect that any future event or future act of the parties to the Indenture or any third parties may have on the matters referred to in this letter.

3.3	You expressly agree that we have no responsibility to advise you of any change to this opinion after the date of this letter.

3.4	This opinion is given on the basis that it is governed by and shall be construed in accordance with English law and all matters (including without limitation, any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with English law.

4	ASSUMPTIONS

4.1	In considering the Documents and in giving this opinion, we have with your consent and without further investigation or enquiry assumed:

(a)	the genuineness of all signatures, stamps and seals on all documents;

(b)	that all signatures, stamps and seals were applied to a complete and final version of the document on which they appear;

(c)	the authenticity, accuracy and completeness of those of the Documents submitted to us as originals, the conformity to the original documents of those of the Documents submitted to us as certified, conformed, facsimile or electronic copies or photocopies and the authenticity, accuracy and completeness of those original documents;

(d)	no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the Documents;

(e)	that, where a Document has been examined by us in draft or specimen form, it will be, or has been, duly executed in the form of that draft or specimen (without amendment) and those transactions contemplated by the Documents which are not yet completed will be carried out strictly in the manner described;

(f)	that the Documents contain all relevant factual information which is material for the purposes of our opinion and there is no other arrangement (whether legally binding or not) between all or any of the parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion letter;

(g)	that each of the statements contained in a certificate of the Secretary of each of the English Companies dated 15 August 2013 is true and correct at the date of this letter;

(h)	that the information revealed by our on-line search in respect of the English Companies on the Companies House Direct Service made at 10.30 a.m. on 15 August 2013 (the “Company Searches”) was accurate in all respects and that nothing has occurred since such searches to make that information inaccurate in any respect;

(i)	that the information revealed by a telephone search in respect of the English Companies at the Central Register of Winding-Up Petitions and the manual register of petitions, applications and notices in the London area in relation to the English Companies made on 15 August 2013 (the “Winding-Up Enquiry”) was accurate in all respects and that nothing has occurred since our enquiry to make any such information inaccurate in any respect;

(j)	that the unanimous written consents of the board of directors of each English Company inspected for the purpose of this opinion were (or, as the case may be, will be) duly passed and that such resolutions have not been, and will not be amended or rescinded;

(k)	the legal capacity of all natural persons;

(l)	to the extent that the laws of New York or any other jurisdiction are relevant, there are no provisions of such law which would affect this opinion; and

(m)	each of the parties to the Indenture has complied with and will comply with all applicable provisions of the Financial Services and Markets Act 2000 and any applicable secondary legislation made under it.

5	OPINION

5.1	Based on the above assumptions and subject to the qualifications set out below in paragraph 6, and any matters not disclosed to us, and having regard to such considerations of English law in force as at the date of this letter as we consider relevant, we are of the opinion that:

(a)	each of the English Companies is a company duly incorporated under the laws of England and Wales;

(b)	the Company Searches revealed no order or resolution for the winding-up of the English Companies and no notice of appointment in respect of any of the English Companies of a liquidator, receiver, administrative receiver, administrator or supervisor of a voluntary arrangement at the date and time of the Company Searches;

(c)	the response to the Winding-Up Enquiry indicated that no petition for the winding-up of any of the English Companies had been presented at the date and time of the Winding-Up Enquiry;

(d)	the execution of the Indenture (including the English Guarantees) has been duly authorised by all necessary corporate action on the part of each of the English Companies and the Indenture has been duly executed by each of the English Companies; and

(e)	the issue of the Securities and the English Guarantees have been duly authorised by all necessary corporate action on the part of the Issuer and the English Guarantors as applicable, and each of the Issuer and the English Guarantors has all the requisite power and authority to execute, deliver and perform its obligations under the Securities and the English Guarantees, as applicable.

6	QUALIFICATIONS

6.1	The opinions expressed in paragraph 5 above are subject to the following qualification:

(a)	the Company Searches and Winding-up Enquiry are not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented or made or a receiver, administrative receiver, administrator or liquidator appointed.

6.2	We have not been responsible for investigating or verifying the accuracy of any facts including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted from any such document.

6.3	We express no opinion as to the taxation consequences of the transactions contemplated by the Indenture or the Securities.

We hereby consent to the incorporation by reference of this letter as an exhibit to the registration statement filed with the Securities and Exchange Commission (the “Commission”) on 19 October 2012 (the “Registration Statement”), as amended by the Post-Effective Amendment No.1 (the “Post-Effective Amendment”) filed with the Commission on 8 August 2013 and to any and all references to our firm in the prospectus (the “Base Prospectus”) which is a part of the Post-Effective Amendment and the prospectus supplement dated 8 August 2013 (the “Prospectus Supplement”). In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Yours faithfully,

/s/ Weil, Gotshal & Manges

SCHEDULE

1	A copy of the Secretary’s Certificate given by Alistair Peel for each of the English Companies respectively and dated 15 August 2013, attaching (in each case certified as true and complete):

(a)	a copy of the certificate of incorporation and, where relevant, certificate of incorporation on change of name of each of the English Companies;

(b)	a copy of the articles of association of each of the English Companies;

(c)	a copy of the unanimous written consents of the board of directors of each of the English Companies approving the giving of the English Guarantees and authorising the execution of the Indenture, each dated 6 August 2013, apart from the unanimous written consent of the board of directors of Willis Group Limited, which is dated 5 August 2013;

2	The Indenture (including the English Guarantees);

3	The Registration Statement;

4	The Post-Effective Amendment;

5	The Base Prospectus; and

6	The Prospectus Supplement.